KAUFMAN & MOOMJIAN, LLC
                        Attorneys at Law
           50 Charles Lindbergh Boulevard - Suite 206
                 Mitchel Field, New York 11553

                    Telephone:(516) 222-5100
                    Facsimile:(516) 222-5110
                  Internet:  www.kmcorplaw.com


                                        October 2, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20006

         Re:  Vizacom Inc.
              Registration Statement on Form S-3
              ----------------------------------

Dear Sirs/Madams:

               We have acted as counsel for Vizacom Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 311,518 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of the Company, to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). In this regard, we have participated in the preparation of a Registration Statement on Form S-3 (the "Registration Statement") relating to the Shares.

               We are of the opinion that the Shares are duly authorized, legally issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal matters" in the Registration Statement and in the Prospectus included therein.

                                  Very truly yours,

                                  Kaufman & Moomjian, LLC


                             By:    /s/Neil M. Kaufman
                                 ------------------------
                                  Neil M. Kaufman, Member